Exhibit 99.1

***FOR IMMEDIATE RELEASE***

CONTACT:

Paul Arndt, Corporate Communications Manager

parndt@neophrm.com

847-295-8678 x 215

NEOPHARM RECEIVES $2.5 MILLION IN CASH AS LOAN REPAYMENT FROM AKORN, INC.

LAKE FOREST, Illinois — May 16, 2005 — NeoPharm, Inc. (Nasdaq: NEOL) today announced that it has reached a loan repayment agreement with Akorn, Inc. (AMEX: AKN), whereby NeoPharm today received $2.5 million in cash as payment in full for all outstanding principal and interest due and owing under Akorn’s $3.25 million Promissory Note, which had previously been fully reserved by NeoPharm.  As part of the loan repayment agreement, the related processing agreement, under which NeoPharm had been granted access to manufacturing capacity at an Akorn facility, was also terminated.  NeoPharm has previously made other arrangements to satisfy its manufacturing needs.

NeoPharm had fully reserved for the Promissory Note in the fiscal year ended December 31, 2002.  Receipt of any amounts due from Akorn was not included in the Company’s updated 2005 financial projections, previously announced on May 6, 2005.  As a result, receipt of the $2.5 million payment will have an immediate positive impact on NeoPharm’s net cash usage and net loss for 2005.

About NeoPharm, Inc.

NeoPharm, Inc., based in Lake Forest, Illinois, is a publicly traded biopharmaceutical company dedicated to the research, development and commercialization of new and innovative cancer drugs for therapeutic applications.  The Company has a portfolio of cancer compounds in various stages of development.  Additional information can be obtained by visiting NeoPharm’s Website at www.neophrm.com.

Forward Looking Statements — This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company has tried to identify such forward-looking statements by use of such words as “expects,” “intends,” “hopes,” “anticipates,” “believes,” “could,” “may,” “evidences” and “estimates,” and other similar expressions, but these words are not the exclusive means of identifying such statements. Such statements include, but are not limited to, any statements relating to the Company’s drug development program, and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in financing, development, testing, regulatory approval, production and marketing of the Company’s drug and non-drug compounds, uncertainty regarding the availability of third party production capacity, including, but not limited to, the availability of lyophilization manufacturing, unexpected adverse side effects or inadequate therapeutic efficacy of the Company’s drug and non-drug compounds, that could slow or prevent products coming to market, uncertainty regarding the Company’s ability to market its drug and non-drug products, directly or through independent distributors, the uncertainty of patent protection for the Company’s intellectual property or trade secrets, and other risks detailed from time to time in filings the Company makes with the Securities and Exchange Commission including its annual reports on Form 10-K and quarterly reports on Forms 10-Q. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release. Accordingly, you should not rely on these forward-looking statements as a prediction of actual future results.